FORM OF OPTION AGREEMENT

Vishay S.A.,
a ______________,

as Optionor

and

Vishay Precision Group, Inc.,
a Delaware corporation,

as Optionee

Dated as of _______, 2010

OPTION AGREEMENT

     This Option Agreement (this “Agreement”) is made and entered into effective as of ___________, 2010, by and between Vishay S.A., as optionor, having its principal executive offices at ________________________(“Optionor) and Vishay Precision Group, Inc., a Delaware corporation, having its principal executive offices at 3 Great Valley Parkway, Malvern, PA 19355-1307 (“Optionee”). Optionor and Optionee each may be referred to herein as a “Party” and collectively, as the “Parties”.

     WHEREAS, the Board of Directors of Vishay Intertechnology, Inc., a Delaware corporation and the parent of Optionor (“Vishay Intertechnology”), has determined that it is appropriate and desirable to separate Optionee and Vishay Intertechnology into two publicly-traded companies by separating Optionee from Vishay Intertechnology and transferring to Optionee Vishay Intertechnology’s measurement group and foil business (such separation, the “Separation”);

     WHEREAS, in order to carry out, effect and consummate the Separation, Optionee and Vishay Intertechnology have entered into that certain Master Separation and Distribution Agreement, dated as of the date hereof (the “Master Separation Agreement”);

     WHEREAS, pursuant to the Master Separation Agreement, Vishay SA transferred to Optionee all intellectual property (the “Intellectual Property”) necessary to operate the business of manufacturing those strain gage products historically manufactured by Optionor prior to the Separation (the “Business”);

     WHEREAS, the assets, other than the Intellectual Property, necessary to operate the Business and set forth on Exhibit A hereto constitute Excluded Assets (as such term is defined in the Master Separation Agreement) under the Master Separation Agreement; and

     WHEREAS, the business arrangements among the parties include the grant, by Optionor to Optionee, of an option to purchase all of Optionor’s right, title and interest in and to the Assets from Optionor in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

          1.1 “Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority and shall include any negotiations in settlement of or in lieu of an Action.

          1.2 “Affiliate” means, as applied to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with that Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          1.3 “Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority, or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

          1.4 “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York, New York or in Philadelphia, Pennsylvania.

          1.5 “Confidential Information” means all proprietary, design or operational information, data or material including, without limitation: (a) specifications, ideas and concepts for goods and services; (b) manufacturing specifications and procedures; (c) design drawings and models; (d) materials and material specifications; (e) quality assurance policies, procedures and specifications; (f) customer, client, manufacturer and supplier information; (g) computer software and derivatives thereof relating to design development or manufacture of goods; (h) training materials and information; (i) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (j) all other know-how, methodology, procedures, techniques and Trade Secrets; (k) proprietary earnings reports and forecasts; (l) proprietary macro-economic reports and forecasts; (m) proprietary marketing, advertising and business plans, objectives and strategies; (n) proprietary general market evaluations and surveys; (o) proprietary financing and credit-related information; (p) other copyrightable or patented works; (q) the terms of this Agreement; and (r) all similar and related information in whatever form; in each case, of one party which has been disclosed by Optionor or members of its Group on the one hand, or Optionee or members of its Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Group.

          1.6 “Encumbrance” means, with respect to any asset, mortgages, liens, hypothecations, pledges, charges, security interests, easements, encroachments, rights to acquire, use restrictions, transfer restrictions or other encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law.

          1.7 “Governmental Authority” means any U.S. or non-U.S. federal, state, local, foreign or international court, arbitration or mediation tribunal, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

          1.8 “Group” means, with respect to any Person, each Subsidiary of such Person and each other Person that is controlled directly or indirectly by such Person.

          1.9 “Person” (whether or not initially capitalized) means any corporation, limited liability company, partnership, firm, joint venture, entity, natural person, trust, estate, unincorporated organization, association, enterprise, government or political subdivision thereof, or Governmental Authority.

          1.10 “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

          1.11 “Wholly-owned Subsidiary” of a Person means a Subsidiary of that Person substantially all of whose voting securities and outstanding equity interest are owned either directly or indirectly by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

          1.12 The terms “herein”, “hereof”, “hereunder” and like terms, unless otherwise specified, shall be deemed to refer to this Agreement in its entirety and shall not be limited to any particular section or provision hereof. The term “including” as used herein shall be deemed to mean “including, but not limited to.” The term “days” shall refer to calendar days unless specified otherwise. References herein to “Sections” and “Exhibits” shall be deemed to mean Sections of and Exhibits to this Agreement unless otherwise specified.

     2. Option.

          2.1 Grant of Option. Upon the terms of this Agreement, Optionor hereby grants to Optionee an irrevocable option (the “Option”) to purchase the Assets in accordance with the terms of this Agreement at the purchase price (the “Purchase Price”) determined as provided for herein.

          2.2 Purchase Price.

               2.2.1 In full and complete consideration and payment of the purchase and sale of the Assets upon exercise of the Option as provided herein, Optionee shall pay (or cause to be paid) to Optionor, and Optionor shall accept from Optionee, at the Closing, the Purchase Price.

               2.2.2 No later than fifteen (15) Business Days following Optionor’s receipt of an Option Notice (as defined below) by Optionee, Optionor shall determine the Purchase Price in accordance with the terms set forth on Exhibit B attached hereto. As soon as reasonably practicable, but in no event later than three (3) Business Days after making such determination, Optionor shall prepare and deliver to Optionee a calculation of the Purchase Price, together with reasonably detailed supporting information (the “Purchase Price Calculation”).

               2.2.3 Optionor will provide Optionee and its accountants with access to the records and employees of Optionor, to the extent reasonably related to the Purchase Price Calculation or the resolution of any dispute with respect thereto. Within five (5) Business Days after Optionee’s receipt of the Purchase Price Calculation, Optionee shall notify Optionor in writing as to whether Optionee agrees or disagrees with the Purchase Price Calculation, which notice, in the case of a disagreement, shall set forth in reasonable detail the particulars of such disagreement. In the event that Optionee does not provide a notice of disagreement within such five 5 Business Day period, then Optionee shall be deemed to have accepted the calculations and the amounts set forth in the Purchase Price Calculation delivered by Optionor, which shall be final, binding and conclusive for all purposes hereunder. If any notice of disagreement is timely provided in accordance with this Section 2.2.3, Optionor and Optionee shall each use commercially reasonable efforts for a period of ten (10) Business Days thereafter (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Purchase Price Calculation. If, at the end of such period, the Parties are unable to resolve any disagreements as to items in the Purchase Price Calculation, then the Parties shall engage KPMG LLP (the “Auditor”) to resolve any remaining disagreements. The Auditor shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Auditor, whether the Purchase Price Calculation was prepared in accordance with this Agreement and whether and to what extent the calculation adjustment. The fees and expenses of the Auditor shall be shared by Optionor and Optionee in inverse proportion to the relative amounts of the disputed amounts determined in favor of Optionor and Optionee, respectively. The determination of the Auditor shall be final, binding and conclusive for all purposes hereunder.

          2.3 Option Period. The Option shall be exercisable at Optionee’s sole election during the period (subject to earlier termination, and to extension, as provided herein, the “Option Period”) beginning on the date hereof and ending at midnight, New York City time, on the five (5) year anniversary of the date hereof; provided, however, that, in the event of the due termination by Optionee of the License Agreement in accordance with Section K.2(a) thereof upon the bankruptcy of Optionor (a “VPG License Termination”), the Option Period shall terminate on the earlier of (i) the five (5) year anniversary of the date hereof and (ii) the effective date of such VPG License Termination as set forth in the written notice of termination given by Optionee under the License Agreement and after expiration, without cure, of all applicable cure periods, or if such termination is the subject of a dispute, the date of the final settlement or adjudication confirming that Optionee’s termination was duly effected. If Optionee does not exercise the Option in accordance with the terms and conditions of this Agreement before the termination of the Option Period, the Option shall expire.

          2.4 Exercise of Option; Option Notice. Optionee may exercise the Option at any time by giving written notice to Optionor, together with an executed counterpart signature page to the Purchase Agreement (defined below), as provided herein (the “Option Notice”) during the Option Period. The date on which Optionee shall have provided an Option Notice to Optionor is referred to herein as the “Option Exercise Date.” The Option Notice shall specify a date for the closing of the exercise of the Option (the “Closing”), which specified date shall be (i) in the event Optionee intends in good faith to acquire the Assets as an operating business and going concern, being operated substantially in the manner as the Business has been historically operated by Optionor, no earlier than the date that is one (1) year from the Option Exercise Date, or (ii) in the event Optionee does not intend in good faith to acquire the Assets substantially as an operating business and going concern, being operated substantially in the manner as the Business has been historically operated by Optionor, no earlier than the date that is 180 days from the Option Exercise Date. Notwithstanding the foregoing, the parties may at any time after the giving of an Option Notice, mutually agree to accelerate or delay the date for the Closing of the exercise of the Option. The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.”

          2.5 Purchase Agreement. Within thirty (30) days of the Option Exercise Date, the Parties shall enter into an asset purchase agreement substantially in the form attached hereto as Exhibit C, as may be modified to the extent necessary in order to comply with Applicable Law (the “Purchase Agreement”).

     3. Closing. At the Closing, Optionor shall sell, assign, transfer, convey and deliver to Optionee, and Optionee shall purchase and receive from Optionor, all of Optionor’s right, title and interest in and to the Assets in accordance with the terms of the Purchase Agreement. In full and complete consideration of the purchase of the Assets, Optionee shall cause the Purchase Price to be paid to Optionor.

     4. Representations and Warranties.

          4.1 Optionor hereby represents and warrants to Optionee as follows:

               4.1.1 Organization. Optionor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as it is now being conducted.

               4.1.2 Authorization; Binding Agreement. Optionor has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Optionor, and no consent, approval or (other than to execute and deliver the documents and instruments contemplated by Section 3.2) other action on the part of Optionor is or will be necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by, and constitutes the legal, valid and binding agreement of, Optionor, enforceable against it in accordance with its terms.

               4.1.3 No Conflict; No Consents. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provisions of any of Optionor’s organizational documents or (b) conflict with, result in a violation of, constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any benefit under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture or any other material agreement to which Optionor is a party or by which any properties or assets of Optionor are bound, or result in the creation or imposition of any Encumbrance, or (c) violate any Applicable Law. No consent of any third party is or will be required for Optionor to sell and transfer the Assets to Optionee at Closing as contemplated hereby.

          4.2 Optionee hereby represents and warrants to Optionor as follows:

               4.2.1 Organization. Optionee is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

               4.2.2 Authorization; Binding Agreement. Optionee has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Optionee, and no consent, approval or (other than to execute and deliver the documents and instruments contemplated by Section 3.3) other action on the part of Optionee is or will be necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by, and constitutes the legal, valid and binding agreement of, Optionee, enforceable against it in accordance with its terms.

               4.2.3 No Conflict. The execution, delivery and performance of this Agreement by Optionee, and the consummation of the transactions contemplated hereby, do not and will not (a) violate any provisions of any of Optionee’s organizational documents or (b) conflict with, result in a violation of, constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any benefit under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture or any other material agreement to which Optionee is a party or by which any properties or assets of Optionee are bound, or result in the creation or imposition of any Encumbrance, to the extent such would impair Optionee’s ability to consummate the transactions contemplated by this Agreement, or (c) violate any Applicable Law.

     5. Covenants.

          5.1 Conduct of the Business Before the Closing Date. Optionor agrees that, except as provided in this Agreement, or as consented to or approved in writing by Optionee, during the period commencing on the date hereof and ending on the Closing Date, if any:

               5.1.1 Optionor shall operate the Business only in the ordinary course of business consistent with past practice or existing business plans disclosed in writing to Optionee as of the date hereof.

               5.1.2 Optionor shall:

               (a) use commercially reasonable efforts to preserve intact its business organization and the goodwill of the Business and maintain satisfactory relationships with suppliers, customers and others having business relationships with the Business;

               (b) maintain the Assets in good operating condition and repair in all material respects (ordinary wear and tear excepted), and maintain casualty insurance with respect to the Assets reasonably comparable to that in effect on the date of this Agreement, with Optionee as a named insured;

               (c) maintain its books, accounts and records in accordance with GAAP and as are kept on the date of this Agreement;

               (d) comply in all material respects with all Applicable Laws and pay all applicable taxes;

               (e) promptly inform Optionee in writing (i) of any material deviation from the representations and warranties set forth herein or any non-immaterial breach of any covenant hereunder by Optionor; or (ii) if Optionor becomes aware of any material developments with respect to the Business that could reasonably affect the decision of Optionee to exercise the Option; and

               (f) solely for purposes reasonably related to the determination of Optionee to exercise the Option, afford Optionee reasonable access during normal business hours to its officers, properties, books and records relating to the Assets or the Business.

               5.1.3 Optionor will not:

               (a) subject any Asset to an Encumbrance or dispose of, lease, license or transfer any Asset, other than (i) sales of inventory in the ordinary course of business or obsolete, (ii) worn out equipment sold or otherwise disposed of in a manner consistent with past practice, and (iii) Encumbrances that will be released as of right at Closing;

               (b) agree, whether in writing or otherwise, to do any of the foregoing.

     6. Force Majeure. The Parties shall not be liable for the failure or delay in performing any obligation under this Agreement if and to the extent such failure or delay is due to (i) acts of God; (ii) weather, fire or explosion; (iii) war, invasion, riot or other civil unrest; (iv) governmental laws, orders, restrictions, actions, embargoes or blockages; (v) action by any regulatory authority which prohibits the manufacture, sale of the Assets, except to the extent due to Optionor’s breach of its obligations hereunder; (vi) regional, national or foreign emergency; (vii) injunction, strikes, lockouts, labor trouble or other industrial disturbances; (viii) shortage of adequate fuel, power, materials, or transportation facilities; or (ix) any other event which is beyond the reasonable control of the affected Party; provided, however, that the Party affected shall promptly notify the other Party of the force majeure condition and shall exert its reasonable commercial efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

     7. Confidentiality.

          7.1 Confidentiality. Each Party acknowledges that Confidential Information of the other Party and/or its Affiliates from time to time may be furnished to the first Party and/or its Affiliates in connection with the exercise by the Parties of their respective rights and the fulfillment of their respective obligations under this Agreement. Each Party acknowledges that its access to the Confidential Information of the other Party is being granted for the purpose of exercising and protecting the first Party’s rights and interests under this Agreement (the “Permitted Purposes”) and for no other purposes.

          7.2 Permitted Disclosure. Each Party agrees that its use of the Confidential Information of the other Party will be solely for the Permitted Purposes and that such information will be kept confidential and disclosed to no other Person; provided, that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Confidential Information in furtherance of effecting the Permitted Purposes, who have been informed of the confidential nature of such information and who have been directed, and who shall have agreed, to treat such information confidentially and to use such information only for the Permitted Purposes and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if such Party or any of the members of such Party’s respective Group is compelled to disclose any such information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of Applicable Law, (iii) if any such information is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement or (iv) if such information was or becomes available to either Party or any member of its respective Group on a non-confidential basis and from a source (other than the other Party or any Affiliate, director, officer, employee, agent, consultant, advisor and other representative of such Party) that is not known after actual inquiry to be bound by a confidentiality obligation. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the first Party shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate confidentiality agreement, protective order or other remedy at the reasonable cost and expense of the disclosing party and which both Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall, or shall cause to be, furnished, only that portion of the Confidential Information that is legally required to be disclosed.

          7.3 Standard of Care. Notwithstanding anything herein to the contrary, each Party and the members of its respective Group, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information.

          7.4 General. Each Party shall be entitled to obtain, without posting any bond and without proof of actual damages, a restraining order, injunction, specific performance or other form of equitable or extraordinary relief for breach of the provisions of this Section 7 by the other Party, in addition to all other remedies available at law or in equity. The Parties further agree that no failure or delay by a Party in exercising any right, power or privilege under this Section 7 will operate as a waiver thereof, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege.

          7.5 Each Party shall be entitled, from time to time, to receive from the other Party reasonable assurances and verification of compliance with the provisions of this Section 7.

          7.6 The provisions of this Section 7 shall survive any termination or expiration of this Agreement, in whole or in part, or the expiration or termination of the Option Period.

     8. Dispute Resolution.

          8.1 Agreement to Resolve Disputes. The procedures for discussion, negotiation and dispute resolution set forth in this Section 8 shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to or arise under or in connection with this Agreement or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of one Party’s Group on the one hand and the other Party’s Group on the other hand. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in Sections 7.4, 8 and 9.13 shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any action in or before any Governmental Authority, except as otherwise required by Applicable Law.

          8.2 Dispute Resolution; Mediation.

               8.2.1 Either Party may commence the dispute resolution process of this Section 8.2 by giving the other party written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to or in connection with this Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business. The parties shall attempt in good faith to resolve any Dispute by negotiation between executives of each Party (“Senior Party Representatives”) who have authority to settle the Dispute and, unless discussions between the Parties are already at a senior management level, who are at a higher level of management than the Persons who have direct responsibility for the administration of this Agreement. Within fifteen (15) days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Party’s Senior Party Representative and any other Persons who will accompany the Senior Party Representative at the meeting at which the Parties will attempt to settle the Dispute. Within thirty (30) days after the delivery of the Dispute Notice, the Senior Party Representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The Parties shall cooperate in good faith with respect to any reasonable requests for exchanges of Information regarding the Dispute or a Response thereto.

               8.2.2 If the Dispute has not been resolved within sixty (60) days after delivery of the Dispute Notice, or if the Parties fail to meet within thirty (30) days after delivery of the Dispute Notice as hereinabove provided, the Parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 8.2 before resorting to arbitration contemplated by Section 8.3 or any other dispute resolution procedure that may be agreed by the Parties.

               8.2.3 All negotiations, conferences and discussions pursuant to this Section 8.2 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

               8.2.4 Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the Parties.

               8.2.5 Within thirty (30) days after the mediator has been selected as provided above, both Parties and their respective attorneys shall meet with the mediator for one (1) mediation session, it being agreed that each Party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Party may give the other and the mediator a written notice declaring the mediation process at an end.

               8.2.6 Costs of the mediation shall be borne equally by the parties involved in the matter, except that each Party shall be responsible for its own expenses.

               8.2.7 Any Dispute regarding the following matters is not required to be negotiated or mediated prior to seeking relief from an arbitrator or, if applicable, from a court pursuant to Section 9.13: (i) breach of any obligation of confidentiality or waiver of privilege; and (ii) any other claim where interim relief is sought to prevent serious and irreparable injury to one of the Parties. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such arbitration is pending.

          8.3 Arbitration.

               8.3.1 Subject to Section 8.3.2, if for any reason a Dispute is not resolved within one hundred eighty (180) days from delivery of the Dispute Notice in accordance with the dispute resolution process described in Section 8.2, the Parties agree that such Dispute shall be settled by binding arbitration before a single arbitrator under the auspices of the American Arbitration Association (“AAA”) in Philadelphia, Pennsylvania pursuant to the Commercial Rules of the AAA. The arbitrator selected to resolve the Dispute shall be bound exclusively by the laws of the State of New York without regard to its choice of law rules. Any decisions of award of the arbitrator will be final and binding upon the parties and may be entered as a judgment by the parties. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Applicable Law.

               8.3.2 Costs of the arbitration shall be borne equally by the parties involved in the matter, except that each Party shall be responsible for its own expenses, except as otherwise determined by the arbitrator.

               8.3.3 The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any arbitration proceeding pursuant to this Section 8.3, and agree to enforcement of or entry of judgment upon such award in any court of competent jurisdiction, including any federal or state court located in Philadelphia, Pennsylvania or the City of New York, Borough of Manhattan. The arbitrator shall be entitled to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, that the arbitrator shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory monetary damages.

               8.3.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 8.3 with respect to all matters not subject to such Dispute.

          8.4 Limitation of Liability. The provisions of this Section 8 and Section 9.13 shall be the Parties’ sole recourse for any breach hereof.

     9. Miscellaneous.

          9.1 Assignment. This Agreement and the rights and obligations of a Party hereunder shall be assignable or delegable, in whole or in part, (i) by Optionor without the consent of Optionee, to a Wholly-Owned Subsidiary of Optionor that succeeds to the conduct of the Business; (ii) by Optionee without the consent of Optionor, to a Wholly-Owned Subsidiary of Optionee; or (iii) by either Party, to any Person who is not a Wholly-Owned Subsidiary of a Party only with the prior written consent of the other Party; provided, however, that no such assignment shall relieve the assigning Party of liability for its obligations hereunder. The following actions shall not be deemed an assignment of this Agreement: (1) assignment or transfer of the stock of a Party, including by way of a merger, consolidation, or other form of reorganization in which outstanding shares of a Party are exchanged for securities, or (2) any transaction effected primarily for the purpose of (A) changing a Party’s state of incorporation or (B) reorganizing a Party into a holding company structure such that, as a result of any such transaction, such Party becomes a Wholly-Owned Subsidiary of a holding company owned by the holders of such Party’s securities immediately prior to such transaction. Any attempted assignment other than as provided herein shall be void. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the successors and permitted assigns of the Parties.

          9.2 Waiver of jury trial. Each of the Parties hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any court proceeding directly or indirectly arising out of and permitted under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereby (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this agreement and the transactions contemplated by this agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.2.

          9.3 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter. No agreements or understandings exist between the Parties other than those set forth or referred to herein or therein. If any provision of this Agreement or the application thereof to any Party or circumstance shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Law. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision with a provision that, to the extent permitted by Applicable Law, achieves the purposes intended under the invalid or unenforceable provision.

          9.4 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

          9.5 Consent to Jurisdiction. Subject to the provisions of Article VIII, each of the Parties irrevocably submits to the jurisdiction of the federal and state courts located in Philadelphia, Pennsylvania and the City of New York, Borough of Manhattan for the purposes of any suit, action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Sections 9.13 and 7.4. Each of the parties further agrees that service of process, summons or other document by U.S. registered mail to such parties address as provided in Section 9.7 shall be effective service of process for any action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9.5. Each of the parties irrevocably waives any objection to venue in the federal and state courts located in Philadelphia, Pennsylvania and the City of New York, Borough of Manhattan of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby for which it has submitted to jurisdiction pursuant to this Section 9.5, and waives any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          9.6 Third Party Beneficiaries. Except as expressly provided herein, this Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto.

          9.7 Notices. All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by a nationally recognized overnight courier, transmitted by facsimile, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address or facsimile number set forth below (or at such other street address or facsimile number as such Party may designate from time to time by written notice in accordance with this provision):

If to Optionor, to:

Vishay S.A.
c/o Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355-2120
Attention: Dr. Lior E. Yahalomi, Chief Financial Officer
Telephone: 610-644-1300
Facsimile: 610-889-2161

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Ernest S. Wechsler, Esq.
Telephone: 212-715-9100
Facsimile: 212-715-8000

If to Optionee, to:

Vishay Precision Group, Inc.
3 Great Valley Parkway
Malvern, PA 19355-1307
Attention: William M. Clancy, Chief Financial Officer
Telephone: (484)-321-5300
Facsimile: (484)-321-5300

with a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, Pennsylvania 19103-2799
Attention: Barry Abelson, Esq.
Telephone: 215-981-4000
Facsimile: 215-981-4750

Any notice, demand or other communication hereunder shall be deemed given upon the first to occur of: (i) the fifth (5th) day after deposit thereof, postage prepaid and addressed correctly, in a receptacle under the control of the United States Postal Service; (ii) transmittal by facsimile transmission to a receiver or other device under the control of the party to whom notice is being given; (iii) actual delivery to or receipt by the party to whom notice is being given or an employee or agent thereof; or (iv) one (1) day after delivery to an overnight carrier.

          9.8 Headings. The headings contained herein are included for convenience of reference only and do not constitute a part of this Agreement.

          9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

          9.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

          9.11 Waiver of Default.

               9.11.1 Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or the parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party.

               9.11.2 Waiver by any party of any default by the other party of any provision of this Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or any party hereof or prejudice the rights of the other party thereafter to enforce each and ever such provision. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          9.12 Amendments. No provisions of this Agreement shall be deemed amended, modified or supplemented by any Party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such amendment, supplement or modification.

          9.13 Specific Performance. The Parties agree that the remedy at law for any breach of this Agreement may be inadequate, and that, as between Optionor and Optionee, any Party by whom this Agreement is enforceable shall be entitled to, without posting any bond and without proof of actual damages, seek temporary, preliminary or permanent injunctive or other equitable relief with respect to the specific enforcement or performance of this Agreement. Such Party may, in its sole discretion, apply to a court of competent jurisdiction for such injunctive or other equitable relief as such court may deem just and proper in order to enforce this Agreement as between Optionor and Optionee, or the members of their respective Groups, or prevent any violation hereof, and, to the extent permitted by Applicable Law, as between Optionor and Optionee, each Party waives any objection to the imposition of such relief.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

VISHAY S.A.

By:
Name:
Title:

VISHAY PRECISION GROUP, INC.

By:
Name:
Title:

Exhibit A

Assets

PONT COMPARAISON ESI 263
MULTIMETRE HP3456A + RACK
PONT DE MESURE ESI 263
ETUVE LAB 80
ENS.NETTOYAGE ULTRASONS SFM 19
ETUVE LAB 80 MAXI 200[
MULTIMETRE PROGRAM.5003
CONDITIONNEMENT JAUGES
CONTROLE JAUGES TEFAL
AJUSTAGE AUTO JAUGES
MULTIMETRE PROGRAM.5007 N[560537
ESSAIS FLUAGE ETU RANSCO
COUPE JAUGE OUTIL FILET
PONT D'EXTENSOMETRIE P3500
PONT D'EXTENSOMETRIE P3500
PONT D'EXTENSOMETRIE P3500
8 ACCESS./MACH.DEC.BIZERBA N[885ZD29A
COFFRET MONO VOIE 2270F
MACHINE AJUSTAGE US
RATELIERS ET CHARIOTS MANUT.CABLES IBM
MODIF.MACH.AJUSTAGE ELECTROLYTIQUE
OUTIL./JAUGES G080 BIZERBA
AJUSTAGE ELECTROLYTIQUE
MESURE DE FLUAGE
MULTIMETRE 6 1/2 N°US36030069
DISPOSITIF DE FILTRATION
AGITATEUR IKA RE 162
MULT.HP3456A N[7-N[2512A18426 EX76005
MACH.NETTOYAGE PAR ULTRASONS
GRAVURE IONIQUE EN CERCLE
CT QUALIFICAT.FEUILLES
PRESSE PRECOLLAGE POUR JAUGES
MACHINE A INSOLER TYPE BM 820 DF
MULTIMETRE 34401A N°US360115

Exhibit B

Purchase Price Calculation

The Purchase Price will be calculated as follows:

P = 1.7 x R

Where –

P	is the Purchase Price

R	is the net revenues of the Business for the trailing twelve month period ending on the last day of the calendar month preceding the Option Exercise Date.

Exhibit C

Purchase Agreement

See attached.